PRINCIPAL SHAREHOLDERS AGREEMENT


     This PRINCIPAL SHAREHOLDERS AGREEMENT (this "Agreement") dated as of September 9, 2001, is made by and among Dominion Resources, Inc., a Virginia corporation ("Parent"), and Louis Dreyfus Commercial Activities Inc., Louis Dreyfus Natural Gas Holdings Corp. ("NGHC") and L.D. Fashions Holdings Corp. (each a "Shareholder" and collectively, the "Shareholders"), shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company").

RECITALS

     A. Simultaneously herewith Parent is entering into an Agreement and Plan of Merger among Parent, Consolidated Natural Gas Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company dated as of September 9, 2001 (the "Merger Agreement").

     B. The Merger Agreement provides for (i) the merger (the "Merger") of the Company with and into Sub. Pursuant to the Merger, the holders of the outstanding capital stock of the Company will receive the applicable consideration set forth in the Merger Agreement. Upon consummation of the Merger, the company will be a wholly owned subsidiary of Parent.

     C. Each Shareholder owns of record and beneficially the number of shares of common stock, $0.01 par value, of the Company (the "Company Shares) set opposite its name on Annex A hereto.

     D. As a condition to its willingness to enter into the Merger Agreement, Parent has required that each Shareholder agree, and each Shareholder has agreed, among other things, to execute and deliver this Agreement with respect to the Company Shares now owned or in the future acquired by each such Shareholder (all such shares, including those now owned and those acquired in the future being referred to herein as the "Shares"), on the terms and conditions provided for herein.

     E. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

     Section 1. Agreement to Vote the Shares. Each Shareholder, in its capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of the Company, called with respect to any of the following or in connection with the written consent of the holders of any class or classes of the capital stock of the Company with respect to any of the following, it shall vote (or cause to be voted) its Shares (x) in favor of the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that to the knowledge of such Shareholder would constitute a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or of such Shareholder under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):

(i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Company Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries (each of the actions in clauses (i) or (ii), a "Business Combination"); and (iii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company's articles or incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or to the knowledge of such Shareholder would reasonably be expected, to prevent, impede, or materially interfere with, delay or postpone the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Shareholder agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement.

     Section 2 Grant of Irrevocable Proxy. Each Shareholder, in its capacity as such, hereby irrevocably appoints Parent or any designee of Parent the lawful agent, attorney and proxy of each such Shareholder, during the Voting Period (which proxy shall be automatically revoked without any further action on the part of such Shareholder at the end of the Voting Period) at any meeting of the shareholders of the Company, called with respect to any of the following or in connection with any written consent of the shareholders of the Company with respect to any of the following, to vote (or cause to be voted) the Shares held of record or beneficially by such Shareholder (a) in favor of the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that to the knowledge of such Shareholder would constitute a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) against the actions or proposals (other than the transactions contemplated by the Merger Agreement) described in clause (z) of Section 1. Each Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares. Each Shareholder shall not during the term of this Agreement purport to vote (or execute a consent with respect to) its Shares in connection with any of the matters specified in clauses (a),
(b) or (c) of this Section 2 (the "Specified Matters") (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of its Shares in respect of the Specified Matters, deposit any of its Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Shares in connection with any of the Specified Matters.

     Section 3 Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows:

     (a) Due Authorization; Binding Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except that such enforceability
(i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     (b) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the applicable requirements of state securities, takeover or Blue Sky laws and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws,
(A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and the consummation by each of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws (or similar documents), (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder.

     (c) Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Commonwealth of Virginia and has all requisite corporate power and authority to execute and deliver this Agreement.

     Section 4 Representations and Warranties of the Shareholders. Except in the case of NGHC with respect to the terms of the Grant of Security Interests, dated as of September 8, 1999, from NGHC to the judgment creditor named therein referred to in Amendment No. 6 to Schedule 13D dated July 5, 2000 filed by the Shareholders with the Securities and Exchange Commission and the documents related thereto (the "Judgment Documents"), each Shareholder hereby severally and not jointly represents and warrants to Parent as follows:

     (a) Ownership of Shares. Such Shareholder is the owner of the number of Shares set forth opposite its name on Annex A hereto and has the power to vote and dispose of such Shares.

     (b) Due Authorization; Binding Agreement. The execution and delivery of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of such shareholder and no other corporate proceedings on the part of any such Shareholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of each such Shareholder enforceable against each such Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no filing by any Shareholder with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by any Shareholder and the consummation by any such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by any Shareholder nor the consummation by any Shareholder of the transactions contemplated hereby nor compliance by any Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents) of any such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any such Shareholder is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any such Shareholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which individually or in the aggregate would not reasonably be expected to materially adversely affect the ability of any such Shareholder to perform its obligations hereunder.

     Section 5 Certain Covenants of the Shareholders. Each Shareholder, severally and not jointly, hereby covenants and agrees as follows:

     (a) No Solicitation. During the term of this Agreement, each Shareholder will not and will not authorize and will use its reasonable best efforts to cause its officers, directors, employees, representatives and agents in their respective capacities as shareholders of the Company not to, directly or indirectly, solicit, facilitate, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than Parent) which constitutes, or may reasonably be expected to lead to any sale of the Shares or any Company Acquisition Proposal, except to the extent that such action is taken by such Shareholder or such other persons in connection with or relating to actions permitted to be taken by the Company in compliance with Section 6.1 of the Merger Agreement. If any Shareholder, or any officer, director, employee, representative or agent of such Shareholder, receives an inquiry or proposal with respect to the sale of Shares, then such Shareholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder shall, and shall cause its respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Restriction on Transfer, Proxies and Non-Interference. Each Shareholder hereby agrees, from the date hereof through the earlier of (x) the Closing Date or (y) termination of this Agreement pursuant to Section 13(f) hereof, and except as contemplated hereby and except for pledges in existence as of the date hereof, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares (except for a transfer to an affiliate of such Shareholder who agrees to be bound by the terms of this Agreement, a "Permitted Transferee") or (ii) grant any proxies in connection with Specified Matters, deposit its Shares into a voting trust or enter into a voting agreement with respect to its Shares or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.

     Section 6 Legend. Each Shareholder shall promptly cause the following legend to be conspicuously noted on each certificate representing its Shares:

                   "The shares represented by this certificate are subject to a Principal Shareholders Agreement dated as of September 9, 2001. The Principal Shareholders Agreement restricts the transferability of the shares represented by this certificate and includes a voting agreement and an irrevocable proxy to vote the shares represented by this certificate."

     Section 7 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effectuate the transactions contemplated by this Agreement.

     Section 8. Fiduciary Duties. Nothing in this Agreement shall prevent any officer, director, employee, representative or agent of any Shareholder from taking any action which is required in such person's good faith judgment to fulfill his or her fiduciary duties as a director of the Company in his or her capacity as such.

     Section 9. Lockup. Each Shareholder agrees it will not, prior to the date which is ninety (90) days after the Closing Date (as defined in the Merger Agreement) (the "Lockup Date") offer to sell, grant any option for the sale of, or otherwise dispose of any of the common shares of Parent, no par value, received by such Shareholder in the Merger ("Parent Common Shares") other than to a Permitted Transferee. From and after the Lockup Date through the date which is one year after the Lockup Date, the Shareholders agree that without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), they collectively will not, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of in excess of 10% of the aggregate number of Parent Common Shares received by the Shareholders in the Merger during any calendar month, except to a Permitted

Transferee.

     Section 10. Rule 145; Parent Common Shares Legends. Parent shall be entitled to place restrictive legends relating to the transfer restrictions imposed by Rule 145 under the Securities Act and this Agreement on the certificates representing the Parent Common Shares received by the Shareholders, and Parent will provide each Shareholder with certificates without such legends on request in connection with transfers in compliance with Rule 145 or when such transfer restrictions cease to be applicable to such Shareholder.

     Section 11. Judgment Documents. Nothing contained in this Agreement is intended to constitute an agreement to violate the Judgment Documents.
NGHC agrees to use reasonable best efforts to substitute as promptly as is practicable other collateral for the Shares securing its obligations under the Judgment Documents and to obtain the release of the Shares thereunder.

     Section 12. Trading Restrictions. The Shareholders agree that for the five full trading days immediately following the parties' execution of this Agreement, neither the Shareholders nor any person affiliated with the Shareholders will sell physical gas contracts or gas-related financial derivatives in excess of fifty (50) NYMEX gas contracts equivalents per month for the calendar years 2002 and 2003.

     Section 13.     Miscellaneous.

     (a) Entire Agreement; Assignment. This Agreement, together with the Merger Agreement dated the date hereof, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each Shareholder and Parent.

     (c) Publication. Each Shareholder hereby consents to disclosure in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and press releases with respect to the Merger in accordance with the Merger Agreement, the identity of such Shareholder and ownership of its Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement. Parent agrees to give each Shareholder a reasonable opportunity to review the disclosures referenced in the immediately preceding sentence.

     (c) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

     If to any Shareholder, to the persons listed opposite the name of such Shareholder on Annex A hereto.

     If to Parent, to:

          Dominion Resources, Inc.
          120 Tredegar Street
          Richmond, Virginia 23219
          Attention:  James F. Stutts
                      Vice President and General Counsel
          Facsimile No.:  804-819-2233

          with a copy to:

          McGuireWoods LLP
          One James Center
          901 E. Cary Street
          Richmond, Virginia 23219
          Attention:  Leslie A. Grandis
          Facsimile No.:  804-775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     (d) Governing Law. Except to the extent that the OGCA applies with respect to issues of corporate mechanics because the Company is an Oklahoma corporation, this Agreement shall be governed in all respects by the laws of the State of New York without regard to any laws or regulations relating to choice of laws (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (e) Cooperation as to Regulatory Matters. If so requested by Parent, promptly after the date hereof, each Shareholder will use its reasonable commercial efforts to make all filings that are required to be made by such Shareholder under the HSR Act or other regulatory approvals required in connection with the transactions contemplated hereby.

     (f) Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms; provided that Sections 1 and 2 of this Agreement shall terminate, and the Voting Period shall be deemed to have ended, as to any Shares held by any Shareholder in excess of the number of Shares set forth after such Shareholder's name under the heading "Minimum Shares" on Annex A in the event the board of directors of the Company in the exercise of its fiduciary duties withdraws, modifies or changes in any manner adverse to Parent its recommendation of the Merger and, provided further, that if this Agreement shall terminate as a result of the occurrence of the Effective Time, the agreements set forth in Section 9 shall survive the Effective Time for the time periods provided in Section 9 and the agreements set forth in Sections 10 and 11 shall survive the Effective Time.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

     (i) Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     (j) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

     (k) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     (l) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                                [END OF PAGE]

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.


                                   DOMINION RESOURCES, INC.


                                   By:    /s/  Thos. E. Capps
                                          ---------------------
                                   Name:  Thos. E. Capps
                                   Title: Chairman, President and
                                          Chief Executive Officer


                                   LOUIS DREYFUS COMMERCIAL ACTIVITIES INC.


                                   By:    /s/  Ernest F. Steiner
                                          ----------------------
                                   Name:  Ernest F. Steiner
                                   Title:


                                   LOUIS DREYFUS NATURAL GAS HOLDINGS CORP.


                                   By:    /s/  Robert L. Bryant
                                          ---------------------
                                   Name:  Robert L. Bryant
                                   Title: President


                                   L.D. FASHIONS HOLDINGS CORP.


                                   By:    /s/  Robert L. Bryant
                                          ---------------------
                                   Name:  Robert L. Bryant
                                   Title: President

                                                                      ANNEX A


  Name of          Total Number of  Minimum Shares    Notice Information
Shareholder             Shares

Louis Dreyfus             750,000       500,000      10 Westport Road
Commercial                                           Wilton, CT
Activities Inc.                                      06897-0810
                                                     Attn: Andrew J. Connelly
                                                     Fax: (203) 761-8321

Louis Dreyfus Natural  11,000,000     7,300,000      Baynard Building
Gas Holdings Corp.                                   Suite 210E
                                                     3411 Silverside Road
                                                     Wilmington, DE 19810-4808
                                                     Attn: Robert L Bryant
                                                     Fax: (302) 477-1561

                                                    with a copy to:
                                                    Simpson Thacher & Bartlett
                                                    425 Lexington Avenue
                                                    New York, NY 10017
                                                   Attn: Robert E. Spatt, Esq.
                                                    Fax: (212) 455-2502

L.D. Fashions           7,400,000     4,900,000     Baynard Building
Holdings Corp.                                      Suite 210E
                                                    3411 Silverside Road
                                                    Wilmington, DE 19810-4808
                                                    Attn: Robert L Bryant
                                                    Fax: (302) 477-1561

                                                    with a copy to:
                                                    Simpson Thacher & Bartlett
                                                    425 Lexington Avenue
                                                    New York, NY 10017
                                                   Attn: Robert E. Spatt, Esq.
                                                    Fax: (212) 455-2502